Exhibit 10.6

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

LICENCE AGREEMENT

THIS AGREEMENT is effective as of the 28th day of July, 2015 (the “Effective Date”), between the CALIFORNIA INSTITUTE OF TECHNOLOGY (“Caltech”), a not-for-profit corporation duly organized and existing under the laws of the State of California with an address at 1200 East California Boulevard, MC 6-32, Pasadena, California 91125 and Calboun Vision, Inc. (“Licensee”), a California corporation having a place of business at 2555 E. Colorado Blvd., Pasadena, CA 91107 (the “Parties”).

WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights and to the Improvement Patent Rights, and a nonexclusive license under the Technology, as further defined below;

Now, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    “Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee as of the Effective Date of this Agreement. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of greater than fifty percent (>50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party’s status as an Affiliate of Licensee shall terminate if and when such control ceases to exist.

1.2    “Caltech IP” means the Exclusively Licensed Patent Rights, Improvement Patent Rights, and the Technology.

1.3    “Deductible Expenses” means the following expenses incurred in connection with sales or licensing of Licensed Products to the extent actually paid by Licensee, Affiliates or

Sublicensees in accordance with generally recognized principles of accounting: (a) sales, use or turnover taxes; (b) excise, value added, or other taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (f) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions or rebates.

1.4    “Effective Date” has the meaning set forth in the preamble.

1.5    “Exclusively Licensed Patent Rights” means Caltech’s rights under: (a) all patents and patent applications listed in Exhibit A attached hereto; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part (only to the extent that the claims in such continuations-in-part are fully supported under 35 U.S.C. §112 by another patent or patent application in the Exclusively Licensed Patent Rights, or are Improvement Patent Rights) and foreign counterparts of any of the foregoing.

1.6    “Field” means all fields.

1.7     “Improvements” means any future inventions conceived and reduced to practice or otherwise developed solely in the laboratory of Robert H. Grubbs at Caltech or jointly between the laboratory and Licensee, in the Field, for a period of three (3) years from the Effective Date, which arc dominated by a Valid Claim under the Exclusively Licensed Patent Rights, and which Caltech has the right to license in accordance with this Agreement.

1.8    “improvement Patent Rights” means Caltech’s rights under: (a) all patents and patent applications with claims directed to Improvements which have been elected on in writing by Licensee after disclosure by Caltech of such Improvements; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part (only to the extent that the claims in such continuations-in-part are supported under 35 U.S.C. §112 by another patent or patent application in the

Exclusively Licensed Patent Rights, or are Improvement Patent Rights) and foreign counterparts of any of the foregoing).

1.9    “Licensed Product” means any product, device, system, article of manufacture, machine, composition of matter, or process or service in the Field that is covered by, or is made by a process covered by, any Valid Claim, or that utilizes Technology in material part.

1.10    “Net Revenues” means all amounts, less Deductible Expenses, received by Licensee, Affiliates, and Sublicensees from the sale or other distribution (whether commercial or not) of Licensed Products Any non-cash consideration received by Licensee for the sale or other distribution of Licensed Products or the licensing of Exclusively Licensed Patent Rights will be converted to a cash value based on the fair market value or a value mutually agreed upon. Net Revenues will not include payments for Licensed Products that are covered only by pending claims of the Exclusively Licensed Patent Rights or Improvement Patent Rights that have a priority date more than seven (7) years before the date of sale of such Licensed Product.

1.11    “Sublicensee” means any person or entity sublicensed, or granted an option for a sublicense, by Licensee under this Agreement.

1.12    “Sublieensing Revenue” means cash consideration and cash value of all equity consideration valued at fair market value that Licensee and/or Affiliates receive from a Sublicensee in consideration for, and to the extent attributable to, the grant of a sublicense under the Caltech IP that is not royalties on Net Revenues. Sublicensing Revenue includes, but is not limited to, license fees, license maintenance fees, milestone payments, and other payments that Licensee receives (including payments for technical assistance and the like), Such Sublicensing Revenue specifically shall not include payments made by a Sublicensee solely in consideration of: (a) equity or debt securities of Licensee sold at market value; (b) to support research or development activities to be undertaken by Licensee; (c) upon the achievement by Licensee of specified milestones or benchmarks relating to the development of Licensed Products (excluding milestones tied to sales or marketing performance, which shall be subject to the percentage-based payments to Caltech herein); (d) pilot studies; (e) the license or sublicense of any intellectual property other than Caltech IP; (f) products other than Licensed Products; or (g) reimbursement for patent or other expenses, If

Licensee receives equity securities or securities that are convertible into equity securities from a Sublicensee, Licensee will hold the equity securities until the first liquidity event, at which time Licensee will make reasonable efforts to liquidate the equity securities, and any resulting cash shall be distributed as it would any other royalty or fee payments under this Agreement.

1.13    “Technology” means any technology existing as of the Effective Date, including but not limited to proprietary information, know-how, procedures, methods, prototypes, designs, technical data, and reports, that is requested by Licensee and consented to by Caltech, and that is: (a)    specifically listed in Exhibit B or (b) disclosed in the patents and patent applications in the Exclusively Licensed Patent Rights.

1.14    “Territory” means throughout the world.

1.15    “Valid Claim” means:

(a)    a claim of an issued patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights that has not:

(i)    expired or been canceled,

(ii)    been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken),

(iii)    been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or

(iv)    been abandoned in accordance with, or as permitted by, the terms of this Agreement or by mutual written agreement; or

(b)    a claim included in a pending patent application within the Exclusively Licensed Patent Rights or Improvement Patent Rights, which claim is being actively prosecuted in accordance with this Agreement and which has not been;

(i)    canceled,

(ii)    withdrawn from consideration,

(iii)    finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or

(iv)    abandoned in accordance with, or as permitted by, the terms of this Agreement or by mutual written agreement.

ARTICLE 2

LICENSE GRANT

2.1    Grant of Rights. Caltech hereby grants to Licensee and its Affiliates the following licenses:

(a)    an exclusive, royalty-bearing license under the Exclusively Licensed Patent Rights and the Improvement Patent Rights to make, have made, import, use, sell, and offer for sale Licensed Products in the Field in the Territory; and

(b)    an exclusive, royalty-bearing license under the Technology to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit Licensed Products in the Field in the Territory.

These licenses are personal to and nontransferable by Licensee, except as provided in Article 6. Rights not explicitly granted herein are reserved by Caltech.

2.2    Reservation of Rights; Government Rights. These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, import, and use Licensed Products for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to legally required grants to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world. Licensed Products shall be substantially manufactured in the United States to the extent (if at all) required by 35 U.S.C. Section 204. In addition, Caltech reserves the right to grant the Exclusively Licensed Patent Rights, Improvement Patent Rights, and associated technology to other non-profit institutions for noncommercial educational and research purposes, including clinical research.

2.3    Sublicensing. Licensee has the right hereunder to grant sublicenses to third parties, but Sublicensees shall not have the right to grant further sublicenses through more than two (2) tiers of further Sublicensees, and the sublicenses may be of no greater scope than the licenses granted under Section 2.1.

Licensee shall require that all sublicenses:

(a)    are subject to the terms and conditions of this Agreement; and

(b)    contain the Sublicensee’s acknowledgment of the disclaimer of warranty and limitation on Caltech’s liability, as provided by Articles 9 and 13 below; and

(c)    contain provisions under which the Sublicensee accepts duties at least equivalent to those accepted by the Licensee in the following Sections: 5.9-5.10 (duty to keep records); 8.7 (duty to properly mark Licensed Products with patent numbers); 9.4 (duty to defend, hold harmless, and indemnify Caltech); 13.2 (duty to maintain insurance); 14.8 (duty to restrict the use of Caltech’s name); and 14.9 (duty to control exports).

Licensee shall not receive, or agree to receive, anything of value in lieu of cash or equity from a third party under a sublicense granted pursuant to this Section 2.3, without Caltech’s express prior written permission which shall not be unreasonably withheld.

Licensee shall furnish Caltech within thirty (30) days of the execution thereof a true and complete copy of each sublicense and any changes or additions thereto. Licensee shall inform Caltech of each sublicensee’s entity status for the determination of fees payable to the U.S. Patent and Trademark Office (USPTO).

Any sublicenses granted by Licensee shall survive termination of the licenses granted in Section 2.1, or of this Agreement, provided that the following conditions are met as of the date of such termination:

(a)    the written agreement between Licensee and Sublicensee pursuant to which the sublicense was granted (i) obligates the Sublicensee to thereafter render to Caltech all sublicense royalties or other sublicense-related consideration that the Sublicensee would have owed to Licensee under the sublicense, (ii) names Caltech as a third party beneficiary, and (iii) affirms that Licensee shall remain responsible for all obligations to Sublicensee (other than those requiring Licensee to hold a license under the Exclusively Licensed Patent Rights, Improvement Patent Rights, or Technology) unless Caltech (at its discretion) elects to assume such obligations;

(b)    Licensee informs the Sublicensee in writing (with a copy to Caltech) that the Sublicensee’s obligations pursuant to (a) are in effect as a result of the termination; and

(c)    the sublicense was granted in accordance with the sublicensing provisions of this Agreement.

Licensee shall be responsible for collecting and paying to Caltech all royalties on Net Revenues and Sublicensing Revenues owed by all Sublicensees.

2.4    No Other Rights Granted. The Parties agree that neither this Agreement, nor any action of the Parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent .Rights.

2.5    Purchaser Status. Caltech shall be entitled to purchase Licensed Products from Licensee for educational, research or other noncommercial purposes on pricing terms that are commercially reasonable.

ARTICLE 3

RESERVED

ARTICLE 4

PROSECUTION OF PATENT APPLICATIONS AND

PAYMENT OF PATENT COSTS

4.1    Prosecution by Caltech. Caltech shall use reasonable efforts, consistent with its normal practices, to: (a) prosecute any and all patent application(s) included in the Exclusively Licensed Patent Rights; and (b) file and prosecute Improvement Patent Rights licensed hereunder for which Caltech or Licensee deems it beneficial to obtain additional coverage, provided that Licensee is reimbursing patent expenses in accordance with Sections 4.4 and 4.5. Licensee may recommend patent counsel for this purpose. Caltech shall permit Licensee to review and request modifications on all patent applications and claims made therein, and Caltech shall make reasonable efforts to implement modifications thereto as may be requested by Licensee prior to filing.

4.2    Election of Improvements. With respect to filings pursuant to Section 4.1(b) heroin above, Caltech shall promptly disclose such Improvements to Licensee, and Licensee shall elect within thirty (30) days whether such Improvements shall be included within the Improvement Patent Rights, at its expense. Caltech will have no obligation to prosecute patent applications that may constitute Improvements that are not elected by Licensee. Upon written election by Licensee, the Parties will amend, in a timely manner, Exhibit A hereto to include such Improvements within the Exclusively Licensed Patent Rights.

4.3    Prosecution by Licensee. If Caltech declines to file, prosecute or maintain a patent or patent application in the Exclusively Licensed Patent Rights or Improvement Patent Rights, then Licensee may elect to assume responsibility for such filing, prosecution or maintenance at its expense in Caltech’s name, with Caltech remaining the client of record with the prosecuting attorney(s). Licensee shall fully cooperate with any and all other licensees, if any, of the patent or patent application. Caltech agrees to fully cooperate with Licensee in filing, prosecuting, and maintaining any such patent applications and patents, and Caltech agrees to execute any documents as shall be necessary for such purpose, and not to impair in any way the patentability of any of the foregoing.

4.4    Past Patent Costs. Licensee shall reimburse Caltech for all reasonable expenses (including attorneys’ fees) incurred by Caltech prior to the Effective Date for the filing, prosecution and maintenance, interference or reexamination proceedings, of the Exclusively Licensed Patent Rights and Improvement Patent Rights. All amounts owed under this Section 4.4 shall be due on or before April 30, 2016. Past patent costs as of the Effective Date are approximately [***]. Promptly following the Effective Date, Caltech shall provide Licensee with an invoice for the past patent costs reimbursable by Licensee, including copies of Caltech’s records evidencing such past patent costs.

4.5    Ongoing Patent Costs. Licensee shall reimburse Caltech for all fees and costs relating to ongoing filing, prosecution and maintenance, interference or reexamination proceedings of the Exclusively Licensed Patent Rights and Improvement Patent Rights that are not included in Section 4.4 above. Such reimbursement shall be made within thirty (30) days of receipt of Caltech’s invoice. Should Licensee wish to terminate its license to any particular patent application or patent, Licensee may elect to do so by providing written notice to Caltech at least sixty (60) days in advance. Licensee is responsible for all patent costs incurred up until the date of its election and Licensee’s subsequent reimbursement obligations of the ongoing patent costs with respect to said patent application or patent will be terminated. Upon such election, Caltech may, at its option, continue such prosecution or maintenance, although any patent or patent application resulting from such prosecution or maintenance will thereafter no longer be subject to the licenses granted in Section 2.1 hereunder. In the absence of proper election as described above, non-payment of any portion of patent costs, whether to Caltech or directly to the prosecuting law firm will be considered monetary breach pursuant to Section 10.2.

4.6    Foreign Patent Applications. Caltech shall file and prosecute foreign regional and national patent applications at the request of Licensee, provided that Licensee is reimbursing patent expenses in accordance with Sections 4.4 and 4.5. Caltech may require Licensee to make an advance payment on anticipated foreign patent expenses. In such cases, Licensee will be provided a quote for the expenses, and Licensee shall make an advance payment on the anticipated expenses within thirty (30) days before the patent applications are filed or patent prosecution actions are due.

ARTICLE 5

CONSIDERATION

5.1    Timing and Computation. All royalties hereunder (except for annual minimum royalties) shall be computed on a quarterly basis for the quarters ending March 31st, June 30th, September 30th, and December 31st of each calendar year. Royalties for each such quarter shall be due and payable within seventy-five (75) days after the end of such quarter.

5.2    License Issue Fee. Licensee shall pay to Caltech a License Issue Fee in the amount of [***]. The License Issue Fee is nonrefundable and is due fourteen (14) days from the complete execution of this Agreement.

5.3    Royalty on Valid Claims. For any country in which the Exclusively Licensed Patent Rights include a Valid Claim where the Licensed Products are made, used, or sold, Licensee shall pay Caltech a royalty of [***] of Net Revenues. Royalties due under this Section 5.3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country.

5.4    Royalty on Technology. For any country in which the Exclusively Licensed Patent Rights do not include a Valid Claim, Licensee shall pay Caltech a royalty of [***] of Not Revenues for a period of seven (7) years from a first commercial sale.

5.5    Bundled Products and Services. In the event that Licensed Products are sold, licensed, distributed or used in combination with one or more other products or services which are not Licensed Products, the Net Revenues for such combination products will be calculated on a country-by-country basis by multiplying actual net sales (calculated on the basis as if they were Net Revenues) of such combination products by the fraction A/(A+B) where A is the average invoice price, during the relevant quarterly period, of the Licensed Product when sold or licensed separately by Licensee or an Affiliate, and B is the average invoice price during such period of any other product(s) or services in the combination when sold or licensed separately by Licensee or an Affiliate. If the products or services in the combination that are not Licensed Products have not been sold or licensed separately by Licensee or a Affiliate in the relevant quarterly period, Net Revenues shall be calculated by multiplying actual net sales (calculated on a basis as if they were Net Revenues) of such combination products by the fraction A/C where A is the average invoice price, during the last quarterly period, of the Licensed Product when sold or licensed separately and C is the average invoice price of the combination product during such period. If the Licensed Product has not been sold or licensed separately by Licensee or a Affiliate in the last quarterly period, regardless of whether the combination product without the Licensed Product is sold or licensed separately, Net Revenues shall be calculated as in the immediately preceding sentence except that A shall be the total manufacturing cost of the Licensed Product and C shall be the total manufacturing cost of the combination.

5.6    Royalty on Sublicensing Revenue. Licensee shall pay Caltech [***] of the Sublicensing Revenue.

5.7    License Maintenance Fees; Minimum Annual Royalties. A license maintenance fee of [***] is due to Caltech one year from the Effective Date and each anniversary thereof prior to the first commercial sale of a lens Licensed Product. A minimum annual royalty of [***] is due to Caltech each anniversary of the Effective Date following the first commercial sale of a Licensed Product. Any royalties paid under Sections 5.3, 5.4, 5.5, and 5.6 for the one-year period preceding the date of payment of the minimum annual royalty shall be creditable against the annual minimum. Caltech shall have the right to terminate this Agreement pursuant to Section 10.2 (Termination for Monetary Breach) for failure to pay such minimum annual royalty.

5.8    Third Party Royalty Offset; No Multiple Royalties. If Licensee or an Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, [***] of such third-party payments shall be creditable against royalties owed to Caltech hereunder, provided that in no one year shall the aggregate of all such expenses be credited against more than [***] of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the [***] annual cap for that year. Licensee shall not be required to pay multiple royalties under this Agreement and the existing Exclusive License Agreement between Caltech and Licensee dated November 20, 2003 (the “2003 Agreement”) on the same Net Revenues. In the event that Licensee or its Affiliate or Sublicensee sells any Licensed Product for which royalties would be due under this Agreement and the 2003 Agreement, the royalties thereon shall be allocated between this Agreement and the 2003 Agreement based upon the relative value of the licenses granted under such agreements with respect to the applicable Licensed Product, as reasonably determined by Licensee.

5.9    Currency Conversion. For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from Sublicensees in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to the noon buying rate of the Federal Reserve Bank of New York on the last business day of the quarterly period for which such royalties are calculated.

5.10    Recordkeeping and Audits. Licensee shall keep complete and accurate production and accounting records relating to commercialization (including via sublicensing) of Licensed Products for three (3) years following the end of the calendar year to which they pertain. Caltech shall be entitled to appoint an independent CPA to periodically audit such records, upon reasonable advance notice and during Licensee’s normal business hours, to determine Licensee’s compliance with the provisions of this Article 5. Licensee shall reimburse Caltech one hundred percent (100%) of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech a late payment fee of one percent (1%) per month of the entire amount of any underpayment. Such audits shall be at Caltech’s expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding ten percent (10%) of the amount actually paid: (a) Licensee shall reimburse Caltech for the cost of such audit; and (b) Caltech shall be entitled to conduct additional quarterly audits, at Licensee’s expense, until any such audit demonstrates that Licensee is in compliance with its obligations. Licensee must flow this requirement down to all Sublicensees.

5.11    Royalty Reports. For so long as royalties are payable under this Agreement, Licensee shall provide a royalty report in writing to Caltech on or before the payment due date for the applicable quarter in accordance with Section 5.1. The report shall include, for all Licensed Products that are sold or otherwise distributed by Licensee, Affiliates, and each Sublicensee, on a country-by-country basis:

(a)    a description of all Licensed Products;

(b)    number of Licensed Products sold;

(c)    total revenues from each of the Licensed Products received by Licensee, Affiliates, and Sublicensees;

(d)    Deductible Expenses for each of the Licensed Products;

(e)    Net Revenues from Licensed Product(s);

(f)    royalties on Net Revenues due to Caltech;

(g)    Sublicensing Revenue, including supporting data;

(h)    foreign currency conversion rate and calculations (if applicable) and total royalties due; and

(i)    names and contact information for all Sublicensees having a sublicense or option therefor any time during the particular royalty period.

Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech.

ARTICLE 6

ASSIGNMENT AND TRANSFER

6.1    “Assign” (including all variations thereof) shall mean to transfer, including Assignment of rights and delegation of duties.

6.2    Assignment by Caltech. This Agreement shall be binding upon and inure to the benefit of any successor or Assignee of Caltech.

6.3    Assignment by Licensee. Licensee cannot Assign this Agreement without the prior written consent of Caltech, except that Licensee may Assign this Agreement without the prior written consent of Caltech to any Affiliate or any successor of, or purchaser of substantially all of, the assets or operations of its business to which this Agreement pertains. Any permitted Assignee shall succeed to all of the rights and obligations of Licensee under this Agreement.

6.4    Any Other Assignment by Licensee. Any other attempt to Assign this Agreement or to pledge any of the license rights granted in this Agreement as security for any creditor by

Licensee is null and void from the beginning.

6.5    Conditions of Assignment. Prior to any Assignment, the following conditions must be met:

(a)    Licensee must give Caltech thirty (30) days prior written notice of the assignment, including the new Assignee’s contact information; and

(b)    the new Assignee must agree in writing to Caltech to be bound by this Agreement; and.

(c)    Caltech must have provided written permission to Assign the agreement, and (i) received a [***] of the transaction assignment fee; or (ii) Licensee may establish that an additional royalty be paid to Caltech for the sales of Licensed Products by the Assignee of this Agreement in lieu of any assignment fee. If Licensee chooses to pay a royalty in lieu of an assignment fee, Caltech and Licensee agree to amend this Agreement in good faith to address the royalty considerations prior to the Assignment of this Agreement.

6.6    After the Assignment. Upon a permitted Assignment by Licensee of this Agreement pursuant to this Article, Licensee will be released of liability under this Agreement and the term “Licensee” in this Agreement will mean the Assignee.

ARTICLE 7

DUE DILIGENCE

7.1    Commercialization. Licensee agrees to use commercially reasonable efforts to commercially introduce and reasonably fulfill market demand for Licensed Products in the Field as soon as practical. Licensee shall be deemed to have satisfied its obligations under this Section 7.1 if Licensee has an ongoing and active research, development or marketing program, directed primarily toward commercial production, use, and sale of one or more Licensed Products. Any efforts of Licensee’s Affiliates or Sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligations under this Section 7.1.

7.2    Reporting. On each yearly anniversary of the Effective Date, Licensee shall issue to Caltech a detailed written report on its progress in introducing commercial Licensed

Product(s). The report will be considered confidential information of Licensee subject to Article 11.

7.3    Failure to Commercialize. If Licensee is not fulfilling its obligations under Section 7.1 with respect to the Field, and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the Parties do not reach agreement within thirty (30) days of Caltech’s written notice, Caltech may terminate this Agreement pursuant to Article 10.

ARTICLE 8

LITIGATION

8.1    Enforcement. Both Caltech and Licensee agree to promptly notify the other in writing should either party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights or Improvement Patent Rights. Upon notice and exchange of evidence of such infringement, Licensee and Caltech shall meet and confer within thirty (30) days to discuss how best to proceed with enforcement. During that meeting, Caltech may request that Licensee take steps to enforce the Exclusively Licensed Patent Rights or Improvement Patent Rights. If Licensee does not, within ninety (90) days of such request, elect to file an action against the alleged infringer in the Field, Caltech will have all rights required by law to initiate an enforcement action in Caltech’s name at Caltech’s expense. Licensee shall be entitled to control any such action initiated by it, but will keep Caltech apprised of the status of such action or suit, and will consult with Caltech should any issues arise in litigation that may affect Caltech or other Caltech licensees. If Caltech is. required by law to join in such an action, or is subject to discovery requests in such an action, it will do so provided that: (a) Caltech will be represented by outside counsel of its choice; and (b) Licensee shall reimburse Caltech for all reasonable out-of-pocket expenses (including Caltech’s outside counsel) and all reasonable internal Caltech expenses in connection with the action. Licensee may take appropriate action to terminate or prevent the infringement; provided, however that Licensee may not bring an action against an accused infringer without prior written approval of Caltech, where approval will not be unreasonably withheld, delayed or conditioned, and provided, further, that Caltech shall have the right to withhold such approval only if Caltech reasonably establishes and confirms to Licensee in writing, that withholding such approval would materially further a substantial purpose of Caltech relevant to its non-profit status, academic mission and reputation. Caltech shall notify Licensee in writing within thirty (30) days of receiving Licensee’s request for approval, if Caltech elects to withhold such approval (such notice a “Disapproval Notice”). Failure by Caltech to provide a Disapproval Notice within such thirty (30) day period shall be deemed approval. In the event that Caltech provides a Disapproval Notice, Licensee shall have no obligation to pay any royalties on any Net Revenues made during the period from the Disapproval Notice until the earlier of (A) the date, if any, that Caltech subsequently grants an approval for Licensee to bring such action against an accused infringer or (B) the date such infringement ceases. Caltech further agrees that if a Disapproval Notice is provided by Caltech, Caltech will at Licensee’s request cooperate with Licensee in good faith, using diligent efforts, in connection with Licensee’s efforts to abate the subject infringement activity via alternative dispute resolution means that do not involve litigation. Where settlement terms with an accused infringer requires any admission or forbearance of any right on the part of Caltech, Licensee may not enter into a settlement agreement with an accused infringer without prior written approval of Caltech, where approval will not be unreasonably withheld, delayed or conditioned.

8.2    Other Defensive Litigation. If a declaratory judgment action alleging invalidity, unenforceability or non-infringement of any of the Exclusively Licensed Patent Rights or Improvement Patent Rights is brought against Licensee and/or Caltech, Licensee shall have the first right to control the defense of such action at its own expense. Caltech may elect to control the defense of such action if Licensee declines to do so, and if Caltech so elects it shall bear all the costs of the action and shall make settlements only with the advice and written consent of Licensee. If mutually agreed between the Parties, Caltech may also undertake the defense of any interference, opposition or similar procedure with respect to the Exclusively Licensed Patent Rights or Improvement Patent Rights, providing that Caltech bears all the costs thereof and makes settlements only with the advice and written consent of Licensee.

8.3    Cooperation. In the event either party takes control of a legal action or defense pursuant to Sections 8.1 or 8.2 (thus becoming the Controlling Party), the non-controlling party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party, including by: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including salary and travel costs) incurred by the non-controlling party in providing such assistance and cooperation. The Controlling Party shall keep the non-controlling party reasonably informed of the progress of the action or defense. If the non-controlling party is not required by law to join the action, that party shall nevertheless be entitled to participate in such action or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the Exclusively Licensed Patent Rights or Improvement Patent Rights pursuant to Sections 8.1 or 8.2, Licensee shall use commercially reasonable efforts to preserve the validity and enforceability thereof.

8.4    Settlement. If Licensee controls any action or defense under Section 8.1 or 8.2, then Licensee shall have the right to settle any claims thereunder, but only upon terms and conditions that are reasonably acceptable to Caltech.. Should Licensee elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Caltech, Licensee shall give timely advance notice to Caltech who, if it so desires, may continue the action or defense.

8.5    Recoveries. Any amounts paid by third parties to Caltech or Licensee as the result of an action or defense pursuant to Sections 8.1 or 8.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. In the event that Caltech is the Controlling Party, the remainder shall be retained by Caltech. In the event that Licensee is the Controlling Party, any remainder shall be divided between the Parties as follows:

(a)    To the extent the amount recovered reflects Licensee’s lost profits or royalties, Licensee shall retain the remainder, less the amount of any royalties that would have been due Caltech under Article 5 on account of such lost profits or royalties, provided that Licensee shall in any event retain at least [***] of the remainder; and

(b)    To the extent the amount recovered does not reflect Licensee’s lost profits or royalties (e.g., special or punitive damages), [***] shall be paid to Licensee, and [***] to Caltech.

8.6    Infringement Defense. If Licensee, its Affiliate or Sublicensee, distributor or other customer issued by a third party charging infringement of patent rights that cover a Licensed Product, Licensee will promptly notify Caltech. Licensee will be responsible for the expenses of, and will be entitled to control the defense or settlement of, any such action(s).

8.7    Marking. Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights or Improvement Patent Rights, unless such marking is not legally required or commercially infeasible in accordance with normal commercial practices in the Field, in which case the Parties shall cooperate to devise a commercially reasonable alternative to such marking.

8.8    Expiration or Abandonment. In a case where one or more patents or particular claims thereof within the Exclusively Licensed Patent Rights or Improvement Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefor, then the effect thereof hereunder shall be:

(a)    that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Exclusively Licensed Patent Rights or Improvement Patent Rights for the purpose of this Agreement; and

(b)    that such construction so placed upon the Exclusively Licensed Patent Rights or Improvement Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction.

8.9    Adjustment. In the event that any of the contingencies provided for in Section 8.8 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Exclusively Licensed Patent Rights or Improvement Patent Rights which are unexpired and in effect and under which Licensee desires to retain a license.

8.10    Licensee Challenges. If Licensee or any of its Affiliates brings an action or proceeding, or assists any third party in bringing an action or proceeding, seeking a declaration or ruling that any claim in any of the Exclusively Licensed Patent Rights or Improvement Patent Rights is invalid or unenforceable, or asserts that any product does not infringe the Exclusively Licensed Patent Rights or Improvement Patent Rights:

(a)    during the pendency of such action or proceeding, the royalty rate will be increased to double the royalty rate set forth in Section 5.3;

(b)    should the outcome of such action or proceeding determine that any claim of a Licensed Patent challenged by Licensee is valid, enforceable, and/or infringed by a Licensed Product, the royalty rate will be increased to triple the royalty rate set forth in Section 5.2 and Licensee shall pay Caltech’s attorneys’ fees, expert witness fees, court costs, third-party costs, and other litigation expenses;

(c)    Licensee shall have no right to recoup any royalties paid before such action or proceeding or during the period in which such action or proceeding is pending (including on appeal);

(d)    Licensee shall not pay royalties into any escrow or other similar account, but rather shall continue to pay royalties directly to Caltech; and

(e)    Caltech shall have full control and authority to defend the Exclusively Licensed Patent Rights and Improvement Patent Rights in the action or proceeding.

Licensee shall provide written notice to Caltech at least ninety (90) days before Licensee or any of its Affiliates initiates any action or proceeding seeking a declaration or ruling that any claim of any Licensed Patent is invalid or unenforceable or that any product would not infringe (but for this Agreement) any claim in the Exclusively Licensed Patent Rights or Improvement Patent Rights, Licensee will include with such written notice an identification of all prior art it believes is material.

Any dispute regarding the validity or enforceability of any of the Exclusively Licensed Patent Rights or Improvement Patent Rights, or whether any product would infringe (but for this

Agreement) any claim in the Exclusively Licensed Patent Rights or Improvement Patent Rights, shall be litigated exclusively in the U.S. District Court for the Central District of California situated in the County of Los Angeles, and each Party hereby agrees to submit to the exclusive jurisdiction of such court, and waives any objection to venue, for such purposes.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1    Representations and Warranties of Caltech. Caltech hereby represents and warrants to Licensee that, to the knowledge of Caltech’s Office of Technology Transfer, as of the Effective Date:

(a)    there are no outstanding licenses, options or agreements of any kind relating to the Exclusively Licensed Patent Rights in the Field, other than pursuant to this Agreement herein;

(b)    Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.

9.2    Exclusions. The Parties agree that nothing in this Agreement shall be construed as, and CALTECH HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION:

(a)    THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES;

(b)    AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.

9.3    Indemnification by Caltech. Caltech shall indemnify, defend and hold harmless Licensee, its officers, agents and employees from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of a material breach by Caltech of its representations and warranties (“Indemnification Claims”), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims. The foregoing shall be the sole and exclusive remedy of Licensee for breach of Section 9.1.

9.4    Indemnification by Licensee. Licensee shall indemnity, defend and hold harmless Caltech, its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates (“Third Party Claims”), except to the extent involving or relating to a material breach by Caltech of its representations and warranties, provided that: (a) Licensee is notified promptly of any Third Party Claims; and (b) all indemnified parties cooperate to the extent necessary in the defense of any Third Party Claims.

9.5    Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of the Exclusively Licensed Patent Rights and Improvement Patent Rights licensed to Licensee hereunder, or as long as royalties are due pursuant to Article 5 of this Agreement, unless earlier terminated pursuant to the terms of this Agreement. Upon expiration of this Agreement under this Section 10.1, Licensee, its Affiliates and Sublicensees shall have a paid-up, worldwide non-exclusive license under the Technology for use in the Field.

10.2    Termination for Monetary Breach. Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder If Licensee fails to make any payment due including patent expenses, minimum annual royalties or royalties hereunder and Licensee continues to fail to make the payment (either to Caltech directly or by placing any disputed amount into an interest-bearing escrow account to be released when the dispute is resolved) for a period of fourteen (14) days after receiving written notice from Caltech specifying Licensee’s failure. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination in accordance with Section 2.3.

10.3     Termination for Non-Monetary Breach. Non-monetary breach shall include, but is not limited to: (a) failure to fulfill the obligations in Article 7 (Due Diligence), or Section 8.7 (Marking); and (b) pursuit of exploitation of Exclusively Licensed Patent Rights or Improvement Patent Rights outside the field. Non-monetary breach shall include the cessation of Licensee’s operations in general, or the cessation of Licensee’s commercial activities in the Field in particular. If this Agreement is materially breached by either party, the non-breaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within thirty (30) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder; such termination shall be deemed to have been effective as of the date of the material breach.

10.4    Dispute of Breach. Notwithstanding Sections 10.2 and 10.3, if Licensee disputes any alleged breach in writing within seven (7) days of receiving written notice from Caltech regarding the alleged breach, Caltech shall not have the right to terminate this Agreement unless and until the mediation proceedings as described in Article 12 have concluded, and (a) if the mediation results in the parties settling such dispute, Caltech may terminate this Agreement in accordance with the terms of the settlement if Licensee fails to comply with the terms of such settlement, or (b) if the mediation fails to settle such dispute, Caltech may terminate this Agreement if Licensee fails to cure such breach within thirty (30) days after the conclusion of the mediation proceedings. If the parties agree pursuant to Article 12, whether prior to or following the conclusion of the mediation proceedings, to settle such dispute by arbitration, Caltech shall not have the right to terminate this Agreement unless and until an arbitrator determines in a written decision delivered to the parties that such breach occurred, and Licensee fails to cure such breach within thirty (30) days after such determination.

10.5    Bankruptcy or Insolvency. This Agreement shall terminate, without notice, (a) upon Licensee’s filing for bankruptcy, receivership, or bankruptcy proceedings or any other proceedings for the settlement of Licensee’s debts; (b) upon Licensee making an assignment for the benefit of creditors; or (c) upon Licensee’s dissolution or ceasing to do business. Caltech may terminate this Agreement upon the insolvency of the Licensee. Licensee must inform Caltech of its intention to file a voluntary petition of bankruptcy, or of another’s intention to file an involuntary petition of bankruptcy, at least thirty (30) days prior to the filing of such a petition. Licensee’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach of this Agreement which will cause this Agreement to terminate without notice upon such filing.

10.6    Accrued Liabilities. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

10.7    Survival. The following shall survive any expiration or termination (in whole or in part) of this Agreement: (a) any provision plainly indicating that it should survive; (b) any royalty due and payable on account of activity prior to the termination; and (c) Sections or Articles 5.10, 9, 11,12,13, and 14.7.

ARTICLE 11

CONFIDENTIALITY

11.1    Nondisclosure and Nonuse. Each party agrees not to disclose any of the terms of this Agreement to any third party without the prior written consent of the other party, except to prospective investors, sublicensees and acquirers, and to such party’s accountants, attorneys and other professional advisors, or as required by securities or other applicable laws. Except with respect to the above third parties, each party agrees not to disclose the subject matter of the Exclusively Licensed Patent Rights or Improvement Patent Rights to any third party unless under an appropriate nondisclosure agreement (“NDA”) that is mutually agreed upon by Caltech and Licensee.

11.2    Permitted Disclosures. Notwithstanding the foregoing, each party may disclose: (a) confidential information as required by securities or other applicable laws or pursuant to governmental proceedings, provided that the disclosing party gives advance written notice to the other party and reasonably cooperates therewith in limiting the disclosure to only those third parties having a need to know; and (b) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights and Improvement Patent Rights.

ARTICLE 12

DISPUTE RESOLUTION

12.1    No issue of the validity of any of the licensed patents, enforceability of any of the licensed patents, infringement of any of the licensed patents, the scope of any of the claims of the licensed patents and/or any dispute that includes any such issue, shall be subject to mediation under this Agreement unless otherwise agreed by the Parties in writing. In addition, no dispute between the Parties as to any matter relating to this Agreement shall be subject to arbitration unless otherwise agreed by the Parties in writing.

12.2    Except for those issues and/or disputes described in Section 10.2, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by mediation.

12.3    Mediation shall be in the Los Angeles office of ADR Services, Inc. (http://www.adrservices.org/) before an attorney or a retired judge with experience in intellectual property or patent matters, and contract, commercial or business disputes selected by the Parties from candidates proposed by ADR Services, Inc. in accordance with the ADR Mediation Rules and Procedures in force at the time the mediation is initiated.

12.4    The requirement for mediation shall not be deemed a waiver of any right of termination under this Agreement, subject to the provisions of Section 10.4.

12.5    Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the mediator shall be borne equally.

ARTICLE 13

PRODUCT LIABILITY

13.1    Indemnification. Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, its Affiliates, their customers or any third party for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

13.2    Insurance. Prior to such time as Licensee begins to manufacture, sell, license, distribute or use Licensed Products, Licensee shall at its sole expense procure and maintain policies of comprehensive general liability insurance in amounts not less than one million dollars ($1,000,000.00) per incident and three million dollars ($3,000,000.00) in annual aggregate, and naming those indemnified under Section 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification of Caltech under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

13.3    Loss of Coverage. Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee docs not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee provides credible written evidence that it has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech’s discretion) grant a limited waiver of Licensee’s obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

ARTICLE 14

MISCELLANEOUS

14.1    Notices. All notices, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to CALTECH, to:

California Institute of Technology

1200 East California Boulevard

Mail Code 6-32

Pasadena, CA 91125

ATTN: Chief Innovation Officer

Phone No.: (626) 395-3066

Fax No.: (626) 356-2486

Email:

Or to such other person or address as Caltech shall furnish to Licensee in writing.

(b)	If to LICENSEE, to:

Calhoun Vision, Inc.

171 N. Altadena Dr. Suite 201

Pasadena, CA 91107

ATTN: Richard Drinkward, CFO

Phone No.:

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this Section 14.1, such communication shall be deemed delivered the next business day after transmission, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight courier pursuant to this Section 14.1, such communication shall be deemed delivered upon receipt by the “attention” addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this Section 14.1, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service. If the Licensee fails or refuses to accept delivery by courier or mail at the address most recently provided under this Section 14.1, communication shall be deemed delivered as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 14.1.

14.2    Entire Agreement. This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the Parties.

14.3    Waiver. No waiver of any provision of this Agreement shall be effective unless in writing. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

14.4    Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the legislation or law; but (b) if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the legislation or law, then such clause, condition, term or part thereof shall be severed from this Agreement and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

14.5    Construction. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term “include” (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.

14.6    Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile and scanned signatures shall be deemed original.

14.7    Governing Law. This Agreement, the legal relations between the Parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction, and be brought in the state or federal courts in Los Angeles, California.

14.8    No Endorsement. Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech or the Jet Propulsion Laboratory (JPL) of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.

14.9    Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder, Licensee, its Affiliates, or its Sublicenses will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

14.10    Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed:

Date: 7/28/15	CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)

	By:	/s/ Case Cortese
	Name:	Case Cortese, PhD
	Title:	Associate Director

Date: July 27, 2015	CALHOUN VISION, INC (Licensee)

	By:	/s/ Richard B. Drinkward
	Name:	Richard B. Drinkward
	Title:	CFO

Exhibit A

Exclusively Licensed Patent Rights

CIT #	Serial No.	Filing Date	Title and Inventors
5409	13/177,483	07/06/2011	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs; Nebojsa Momcilovic; Christopher Scot Daeffler

5409-D	14/071,947	11/05/2013	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs; Christopher Scot Daeffler; Nebojsa Momcilovic

5409-EPO	11804307.4	07/06/2011	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs; Christopher Scot Daeffler; Nebojsa Momcilovic

5409-P	61/223,314	07/06/2009	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs

5409-P2	61/362,249	07/07/2010	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs

5409-PCT	PCT/US2011/043097	07/06/2011	On-Demand Photoinitiated Polymerization Andrew J. Boydston; Robert H. Grubbs; Nebojsa Momcilovic

6472	14/636,329	03/03/2015	Light-Triggered Shape-Changeable Hydrogels And Their Use in Optical Devices. Robert H. Grubbs

6472-P	61/776,476	03/11/2013	Light-Triggered Shape-Changeable Hydrogels And Their Use in Optical Devices. Robert H. Grubbs

6472-P2	61/952,280	03/13/2014	Light-Triggered Shape-Changeable Hydrogels And Their Use in Optical Devices. Robert H. Grubbs

6472-PCT	PCT/US2015/018406	03/03/2015	Light-Triggered Shape-Changeable Hydrogels And Their Use in Optical Devices. Robert H. Grubbs

7186-P	62/161,415	05/14/2015	Light Adjustable Intraocular Lens using Upconverting Nanoparticles and Near IR Light Robert H. Grubbs; Shane L. Mangold

7226-P	62/184,128	06/24/2015	An Aqueous Gel Whose Shape Can Be Changed with Long Wavelength (>800nm) Light. Robert H. Grubbs

Exhibit B

Technology

Name	Description